Exhibit 99.1

CONTACTS:
Investors: Darby Schoenfeld	Media: Martha O’Gorman
JTH Holding, Inc.	JTH Holding, Inc.
Director of Investor Relations	Chief Marketing Officer
(757) 453-6047	(757) 301-8022
darby.schoenfeld@libtax.com	martha@libtax.com

Liberty Tax Service to Report First Quarter Fiscal 2014 Results on October 16

Announces Expansion of Executive Management Team

Virginia Beach, VA (October 10, 2013) — JTH Holding, Inc. (NASDAQ:TAX), parent company of Liberty Tax Service, announced today that it will report its earnings for the first quarter of fiscal 2014 before the market opens on Wednesday, October 16, 2013.  At 8:30 a.m. ET on the same day, the Company will host a conference call to discuss its earnings, the impact of the previously announced restatement and the expansion of its executive management team.  The information necessary to access the call is included at the end of this press release.

The Company has filed a plan of listing compliance with NASDAQ informing NASDAQ that it will be filing its Quarterly Report on Form 10-Q with the Securities and Exchange Commission for the first quarter of fiscal 2014 no later than Friday, October 18, 2013, thus coming back into compliance with NASDAQ’s listing rules.

The Company is also announcing the expansion of its executive management team through a restructuring of the responsibilities of its current Chief Financial Officer (CFO) and Chief Operating Officer (COO) roles that will result in additional executive-level positions. Mark Baumgartner, the current CFO, presently manages both traditional CFO functions and the Company’s financial products business. The Company is creating a new Chief Executive Officer (CEO) role for its JTH Financial subsidiary, and Mr. Baumgartner is assuming that position while remaining as CFO until his successor is identified. Financial product revenue increased 83.8% from $16.5 million in fiscal 2011 to $30.3 million in fiscal 2013 under Mr. Baumgartner’s part-time leadership, and this change reflects the importance of that aspect of our business. The Company has begun a search for a new CFO.

To restructure the responsibilities of the COO role, the Company began a nationwide search to hire a Vice President of Sales and Marketing during the first quarter of fiscal 2014 and is now in the final stages of that hiring process. The Company is also initiating a search to fill the other COO responsibilities because Rufe Vanderpool, who served as the Company’s COO, resigned from the Company earlier this week.

“The organizational changes the Company is announcing today reflect the need for a larger executive management team as Liberty Tax Service continues to grow.  Mark’s contributions for the last ten years as CFO played a large part in getting us to where we are today, and I look forward to him continuing his work with JTH Financial,” said John Hewitt, CEO.  “The creation of the Sales and Marketing role broadens our executive team and will add depth to an already experienced team.  The new structure sets us up to be successful in accomplishing our goal of being the number one tax preparation company in 2020.”

First Quarter of Fiscal 2014 Conference Call

The Company will host a conference call to discuss its earnings, the impact of the restatement and the expansion of its executive management team.  To listen to the call, dial 855-611-0856 (domestic) or 518-444-5569 (international), conference ID code 76308499, approximately 10 minutes prior to the start time of the call.  The call will also be webcast in a listen-only format.  The link to the webcast may be accessed on the Company’s investor relations website at www.libertytax.com, under the “About Liberty Tax” tab.

A telephonic replay of the call will be available beginning shortly after the call continuing until Wednesday, October 23, 2013, by dialing 855-859-2056 (domestic) or 404-537-3406 (international).  The conference ID code is 76308499.  A replay of the webcast will also be available at the site listed above beginning shortly after its conclusion.

About JTH Holding, Inc.

Founded in 1997 by CEO John T. Hewitt, JTH Holding, Inc. is the parent company of Liberty Tax Service.  As the fastest-growing tax preparation franchise, Liberty Tax Service has prepared over 16 million individual income tax returns.  Liberty also offers an online tax service, eSmart Tax, which enables customers to do their own taxes wherever there’s a computer.  eSmart Tax is backed by the tax professionals at Liberty Tax Service and its nationwide network of over 30,000 tax preparers, ready to offer their assistance at any time. For a more in-depth look at Liberty Tax Service, visit www.libertytax.com.

Forward Looking Statements

In addition to historical information, this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including implied and express statements regarding the Company’s ability to regain compliance under the NASDAQ listing rules, the Company’s plans regarding the expansion of its management team and the Company’s anticipated growth and expansion of its business.  These forward-looking statements are based upon the Company’s current expectations and there can be no assurance that these expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, the Company’s actual results could differ materially from these statements. These risks and uncertainties relate to, among other things, the timing our filings with the SEC; the Company’s ability to find qualified candidates as part of its management restructuring; uncertainties regarding the Company’s ability to attract and retain clients or meet its prepared returns targets; competitive factors; the Company’s effective income tax rate; litigation defense expenses and costs of judgments or settlements; and changes in market, economic, political or regulatory conditions. Information concerning these risks and uncertainties is contained in the Company’s annual report on Form 10-K and in other filings by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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